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NATIONAL ASSOCIATION OF SECURITIES DEALERS., INC.
NASDAQ MARKET OPERATIONS
80 MERRITT BOULEVARD
TRUMBULL, CT 06111
FACSIMILE NO.: (203) 385 6381

RIGHTS OFFERING NOTIFICATION FORM PURSUANT TO RULE 10B-17 OF THE SECURITIES EXCHANGE ACT OF 1934

COMPLETE CORPORATE NAME: NTL Incorporated; NTL (Delaware), Inc.; NTL Communications Corp.

ADDRESS OF PRINCIPAL EXECUTIVE OFFICES: 110 East 59th Street

CITY/STATE/ZIP CODE: New York, New York 10022

TELEPHONE: (212) 906-8440

CLASS OF SECURITY: 7% Convertible Subordinated Notes due 2008 ("7% Notes"); 5-3/4% Convertible Subordinated Notes due 2009 ("5-3/4% Notes"); and 6-3/4% Convertible Senior Notes due 2008 ("6-3/4% Notes")

CUSIP NUMBERS: 7% Notes: 629407AK3 (144A), 629407AL1 (Registered) and 629407AM9 (Accredited Investors); 5-3/4% Notes: 62940TAA7; 6-3/4% Notes 62941AAA7 (144A) and 62941AAB5 (Registered)

TRANSFER AGENT: Wilmington Trust Company for the 7% Notes and 5-3/4% Notes and Wells Fargo Bank Minnesota, National Association for the 6-3/4% Notes

DECLARATION DATE: The date of entry of the Confirmation Order, which is anticipated to be September 5, 2002

RECORD DATE: August 26, 2002, subject to ratification by the Board of Directors of NTL Incorporated; NTL (Delaware), Inc.; and NTL Communications Corp.

DISTRIBUTION DATE: On or about August 29, 2002

SECURITIES TO BE DISTRIBUTED: Rights, in the case of the basic subscription privilege, to purchase shares of common stock, par value $0.01 per share ("New NTL Common Stock") of the entity whose businesses will include NTL Incorporated's broadband communications operations in the United Kingdom and the Republic of Ireland in addition to certain interests in joint ventures and other operations ("New NTL") and, in the case of the over-subscription privilege, to purchase shares of New NTL Common Stock (each share accompanied by a Series A Warrant) not subscribed for in the Equity Rights Offering. Each Series A Warrant entitles the holder thereof to purchase one share
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of New NTL Common Stock at a purchase price of $77.47 per share (subject to adjustment) of New NTL Common Stock.

EXPIRATION DATE OF RIGHTS OFFERING: The latter of October 3, 2002 and 20 business days after commencement of the rights offering, or such later date as may be determined in accordance with the procedures describing the rights offering.

MAXIMUM NUMBER OF SHARES TO BE ISSUED UPON EXERCISE OF RIGHTS: Estimated to be up to 12,650,000 shares of New NTL Common Stock issued pursuant to the basic subscription privilege plus up to 30,000,000 shares issued pursuant to the Over-Subscription Privilege of New NTL Common Stock, comprising 15,000,000 primary shares of New NTL Common Stock and 15,000,000 shares of New NTL Common Stock that may be issued upon exercise of the Series A Warrants, to the extent that such shares of New NTL Common Stock and accompanying Series A Warrants are not subscribed for pursuant to a rights offering to eligible holders of equity of NTL Incorporated.

EXERCISE PRICE: To be determined in accordance with the Second Amended Joint Reorganization Plan of NTL Incorporated and Certain Subsidiaries (the "Plan").

EXPLAIN ANY CONDITIONS WHICH MUST BE MET (FOR EXAMPLE, SHAREHOLDER APPROVAL, GOVERNMENT APPROVAL, SEC REGISTRATION, ETC.) FOR THIS DISTRIBUTION TO BECOME
EFFECTIVE: The exercise of rights is pursuant to, and subject to confirmation by the U.S. Bankruptcy Court of the Plan.

CONTACT NAME: Richard J. Lubasch
              Tel: (212) 906 8440




NTL INCORPORATED
NTL (DELAWARE), INC.
NTL COMMUNICATIONS CORP.

By:/s/ Richard J. Lubasch
   -----------------------------
   Richard J. Lubasch
   Executive Vice President,
   General Counsel and Secretary


Date: August 23, 2002


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